                                                                     EXHIBIT 4.5

                                STAFFMARK, INC.
                          EMPLOYEE STOCK PURCHASE PLAN





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                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         Introduction . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         Sec. 1.01  Statement of Purpose  . . . . . . . . . . . . . . . . . . 1
         Sec. 1.02  Internal Revenue Code Considerations  . . . . . . . . . . 1
         Sec. 1.03  ERISA Considerations  . . . . . . . . . . . . . . . . . . 1

ARTICLE II  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         Sec. 2.01  "Board of Directors . . . . . . . . . . . . . . . . . . . 1
         Sec. 2.02  "Code . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         Sec. 2.03  "Committee  . . . . . . . . . . . . . . . . . . . . . . . 1
         Sec. 2.04  "Company  . . . . . . . . . . . . . . . . . . . . . . . . 1
         Sec. 2.05  "Continuous Service . . . . . . . . . . . . . . . . . . . 1
         Sec. 2.06  "Effective Date"  . . . . . . . . . . . . . . . . . . . . 1
         Sec. 2.07  "Election Date  . . . . . . . . . . . . . . . . . . . . . 1
         Sec. 2.08  "Eligible Employee" . . . . . . . . . . . . . . . . . . . 2
         Sec. 2.09  "Employee"  . . . . . . . . . . . . . . . . . . . . . . . 2
         Sec. 2.10  "Employer"  . . . . . . . . . . . . . . . . . . . . . . . 2
         Sec. 2.11  "Exchange Act"  . . . . . . . . . . . . . . . . . . . . . 2
         Sec. 2.12  "Excused Absence" . . . . . . . . . . . . . . . . . . . . 2
         Sec. 2.13  "Market Value"  . . . . . . . . . . . . . . . . . . . . . 2
         Sec. 2.14  "Participant" . . . . . . . . . . . . . . . . . . . . . . 2
         Sec. 2.15  "Plan"  . . . . . . . . . . . . . . . . . . . . . . . . . 2
         Sec. 2.16  "Purchase Agreement"  . . . . . . . . . . . . . . . . . . 2
         Sec. 2.17  "Purchase Date" . . . . . . . . . . . . . . . . . . . . . 3
         Sec. 2.18  "Purchase Period  . . . . . . . . . . . . . . . . . . . . 3
         Sec. 2.19  "Stock" . . . . . . . . . . . . . . . . . . . . . . . . . 3
         Sec. 2.20  "Subsidiary . . . . . . . . . . . . . . . . . . . . . . . 3

ARTICLE III . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         Admission to Participation . . . . . . . . . . . . . . . . . . . . . 3
         Sec. 3.01  Initial Participation . . . . . . . . . . . . . . . . . . 3
         Sec. 3.02  Discontinuance of Participation . . . . . . . . . . . . . 3
         Sec. 3.03  Readmission to Participation  . . . . . . . . . . . . . . 3

ARTICLE IV  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         Stock Purchase and Resale  . . . . . . . . . . . . . . . . . . . . . 4
         Sec. 4.01  Reservation of Shares . . . . . . . . . . . . . . . . . . 4
         Sec. 4.02  Limitation on Shares Available  . . . . . . . . . . . . . 4
         Sec. 4.03  Purchase Price of Shares  . . . . . . . . . . . . . . . . 4
         Sec. 4.04  Exercise of Purchase Privilege  . . . . . . . . . . . . . 4
         Sec. 4.05  Payroll Deductions  . . . . . . . . . . . . . . . . . . . 5





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
         Sec. 4.06  Payment for Stock . . . . . . . . . . . . . . . . . . . . 5
         Sec. 4.07  Share Ownership; Issuance of Certificates . . . . . . . . 5
         Sec. 4.08  Withdrawal of Shares or Resale of Stock . . . . . . . . . 6

ARTICLE V . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         Special Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . 7
         Sec. 5.01  Shares Unavailable  . . . . . . . . . . . . . . . . . . . 7
         Sec. 5.02  Anti-Dilution Provisions  . . . . . . . . . . . . . . . . 7
         Sec. 5.03  Effect of Certain Transactions  . . . . . . . . . . . . . 7

ARTICLE VI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         Sec. 6.01  Non-Alienation  . . . . . . . . . . . . . . . . . . . . . 7
         Sec. 6.02  Administrative Costs  . . . . . . . . . . . . . . . . . . 8
         Sec. 6.03  The Committee . . . . . . . . . . . . . . . . . . . . . . 8
         Sec. 6.04  Amendment of the Plan . . . . . . . . . . . . . . . . . . 8
         Sec. 6.05  Expiration and Termination of the Plan  . . . . . . . . . 8
         Sec. 6.06  Repurchase of Stock . . . . . . . . . . . . . . . . . . . 8
         Sec. 6.07  Notice  . . . . . . . . . . . . . . . . . . . . . . . . . 8
         Sec. 6.08  Government Regulation . . . . . . . . . . . . . . . . . . 8
         Sec. 6.09  Headings, Captions, Gender  . . . . . . . . . . . . . . . 9
         Sec. 6.10  Severability of Provisions, Prevailing Law  . . . . . . . 9

                                   ARTICLE I
                                  Introduction

                 Sec. 1.01 Statement of Purpose. The purpose of the StaffMark, Inc. Employee Stock Purchase Plan is to provide eligible employees of the Company and its subsidiaries, who wish to become shareholders, an opportunity to purchase common stock of the Company. The board of directors of the Company believes that employee participation in stock ownership will be to the mutual benefit of both the employees and the Company.

                 Sec. 1.02 Internal Revenue Code Considerations. The Plan is intended to constitute an "employee stock purchase plan" within the meaning of section 423 of the Internal Revenue Code of 1986, as amended.

                 Sec. 1.03 ERISA Considerations. The Plan is not intended and shall not be construed as constituting an "employee benefit plan," within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.


                                   ARTICLE II
                                  Definitions

                 Sec. 2.01 "Board of Directors" means the board of directors of the Company or a committee of the board of directors authorized to act on its behalf.

                 Sec. 2.02 "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute of similar nature. References to specific sections of the Code shall be taken to be references to corresponding sections of any successor statute.

                 Sec. 2.03 "Committee" means the committee appointed by the Board of Directors to administer the Plan, as provided in Section 6.03 hereof.

                 Sec. 2.04 "Company" means StaffMark, Inc., a Delaware corporation.

                 Sec. 2.05 "Continuous Service" means the period of time immediately preceding the Election Date during which the Employee has been employed by an Employer and during which there has been no interruption of the Employee's employment with the Employer. For this purpose, periods of Excused Absence shall not be considered to be interruptions of Continuous Service.

                 Sec. 2.06 "Effective Date" shall mean June 1, 1997 provided that within twelve months of that date, the Plan is approved at a meeting of the shareholders of the Company.

                 Sec. 2.07 "Election Date" means each January 1 and July 1 or such other dates as the Committee shall specify.

                 Sec. 2.08 "Eligible Employee" means each Employee who (i) is classified by the Employer as an active regular full or part-time employee;
(ii) is not deemed for purposes of section 423(b)(3) of the Code to own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary; and (iii) has completed at least one year of Continuous Service with the Employer.

                 Sec. 2.09 "Employee" means each person employed by an Employer if such person's customary employment is for more than twenty (20) hours per week and for more than five (5) months per year. The term shall not include any person employed by an Employer on a temporary basis.

                 Sec. 2.10  "Employer" means the Company and each Subsidiary.

                 Sec. 2.11 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and as the same may hereafter be amended.

                 Sec. 2.12 "Excused Absence" means absence pursuant to a leave of absence granted by the Employer, absence due to disability or illness, absence by reason of a layoff or inactive status due to completion of an assignment, or absence by reason of uniformed service within the meaning of the Uniformed Services Employment and Reemployment Rights Act ("USERRA"). In no event may an Excused Absence exceed six (6) months in length (or, if longer and if applicable, the period of the individual's uniformed services within the meaning of the USERRA and such period thereafter as such individual's right to reemployment by Employer is protected by law), and any absence shall cease to be an Excused Absence upon the earlier of (a) the last day of the calendar month in which the duration of the absence reaches six (6) months (or such longer period as may be required under the USERRA or other applicable law) or
(b) the last day of the calendar month in which the leave expires by its terms, the layoff or inactive status ends by recall or permanent separation from service, or recovery from illness or disability occurs.

                 Sec. 2.13 "Market Value" means the last price for the Stock as reported on the Nasdaq National Market for the date of reference. If there was no such price reported for the date of reference, "Market Value" means the "Market Value" as of the date next preceding the date of reference for which such price was reported.

                 Sec. 2.14 "Participant" means each Eligible Employee who elects to participate in the Plan.

                 Sec. 2.15 "Plan" means the StaffMark Employee Stock Purchase Plan, as the same is set forth herein and as the same may hereafter be amended.

                 Sec. 2.16 "Purchase Agreement" means the instrument prescribed by the Committee pursuant to which an Eligible Employee may enroll as a Participant and subscribe for the purchase of shares of Stock on the terms and conditions offered by the Company. The Purchase Agreement also is intended to evidence the Company's offer of an option to the Eligible Employee to purchase Stock on the terms and conditions set forth therein and herein.





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                 Sec. 2.17  "Purchase Date" means September 30, 1997 and the last day of each Purchase Period ending thereafter.

                 Sec. 2.18 "Purchase Period" means the period July 1, 1997 (or such later date as designated by the Committee) through September 30, 1997 and, thereafter, each calendar quarter or other period specified by the Board of Directors during which the Participant's stock purchase is funded through payroll deduction accumulations.

                 Sec. 2.19  "Stock" means the common stock of the Company.

                 Sec. 2.20 "Subsidiary" means any present or future corporation (i) which constitutes a "subsidiary corporation" of the Company as that term is defined in section 424 of the Code, and (ii) is designated as a participating entity in the Plan by the Committee. Unless the Committee specifically designates otherwise, a Canadian or other foreign subsidiary shall not be considered a Subsidiary for purposes of the Plan, and employees of such a subsidiary shall not be Eligible Employees.


                                  ARTICLE III
                           Admission to Participation

                 Sec. 3.01 Initial Participation. Any Eligible Employee may elect to be participate in the Plan and may become a Participant effective as of any Election Date, by executing and filing with the Committee a Purchase Agreement at such time in advance of such Election Date as the Committee shall prescribe. Such Purchase Agreement shall remain in effect until modified or canceled in accordance with the further terms of this Plan, as hereinafter set forth.

                 Sec. 3.02 Discontinuance of Participation. A Participant may voluntarily cease his or her participation in the Plan and stop payroll deductions at any time by filing a notice of cessation of participation on such form and at such time in advance of the effective date as the Committee shall prescribe. Notwithstanding anything in the Plan to the contrary, if a Participant ceases to be an Eligible Employee, his or her participation automatically shall cease and no further purchase of Stock shall be made for such Participant hereunder.

                 Sec. 3.03 Readmission to Participation. Any Eligible Employee who has previously been a Participant, who has discontinued participation (whether by cessation of eligibility or otherwise), and who wishes to be reinstated as a Participant may again become a Participant by executing and filing with the Committee a new Purchase Agreement.
Reinstatement to Participant status shall be effective as of any Election Date, provided the Participant files such new Purchase Agreement with the Committee at such time in advance of such Election Date as the Committee shall prescribe.





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




                                   ARTICLE IV
                           Stock Purchase and Resale

                 Sec. 4.01 Reservation of Shares. There shall be 300,000 shares of Stock reserved for the Plan, subject to adjustment in accordance with the antidilution provisions hereinafter set forth. Except as provided in
Section 5.02 hereof, the aggregate number of shares of Stock that may be purchased under the Plan shall not exceed the number of shares of Stock reserved for the Plan.

                 Sec. 4.02 Limitation on Shares Available. The maximum number of shares of Stock that may be purchased for each Participant on a Purchase Date is the lesser of (a) the number of whole and fractional shares of Stock that can be purchased by applying the full balance of the Participant's withheld funds to such purchase of shares of Stock at the Purchase Price (as hereinafter determined), or (b) the Participant's proportionate part of the maximum number of shares of Stock available within the limitation established by the maximum aggregate number of such shares reserved for the Plan, as stated in Section 4.01 hereof. Notwithstanding the foregoing, if any person entitled to purchase shares pursuant to any offering hereunder would be deemed for the purposes of section 423(b)(3) of the Code to own stock (including any number of shares of Stock that such person would be entitled to purchase hereunder) possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of Company, the maximum number of shares of Stock that such person shall be entitled to purchase pursuant to the Plan shall be reduced to that number which, when added to the number of shares of stock that such person is so deemed to own (excluding any number of shares of Stock that such person would be entitled to purchase hereunder), is one less than such five percent (5%). Any amounts withheld from the Participant's compensation that cannot be applied by reason of the foregoing limitation shall be returned to the Participant as soon as practicable.

                 Sec. 4.03 Purchase Price of Shares. The Purchase Price per share of the Stock sold to Participants pursuant to any offering hereunder shall be the lower of eighty-five percent (85%) of the Market Value of such share on the first day of the Purchase Period or the Purchase Date. Notwithstanding the foregoing, the Board of Directors may determine that the Purchase Price shall be the Market Value, or a percentage of the Market Value on either of such dates or the lower of such dates, so long as such percentage shall not be lower than eighty-five percent (85%) of such Market Value.

                 Sec. 4.04  Exercise of Purchase Privilege.

                          (a)      Each Participant shall be granted an option
to purchase shares of Stock as of the first day of each Purchase Period at the Purchase Price specified in Section 4.03. The option shall continue in effect through the Purchase Date for the Purchase Period. Subject to the provisions of
Section 4.02 above and of paragraph (c) of this Section 4.04, on each Purchase Date, the Participant shall be automatically deemed to have exercised his or her option to purchase shares of Stock on the Purchase Date, unless he or she notifies the Committee, in such manner and at such time in advance of the Purchase Date as the Committee shall prescribe, of his or her desire not to make such purchase.





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
                          (b)      There shall be purchased for the Participant
on such Purchase Date at the Purchase Price for such Purchase Period the largest number of whole and fractional shares of Stock as can be purchased with the amounts withheld from the Participant's compensation during the Purchase Period. Each such purchase shall be deemed to have occurred on the Purchase Date occurring at the close of the Purchase Period for which the purchase was made.

                          (c)      A Participant may not purchase shares of
Stock having an aggregate Market Value of more than twenty-five thousand dollars ($25,000), determined at the beginning of each Purchase Period, for any calendar year in which one or more such offerings are outstanding at any time, and a Participant may not purchase a share of Stock under any offering after the expiration of the Purchase Period for such offering.

                 Sec. 4.05 Payroll Deductions. Each Participant shall authorize payroll deductions from his or her compensation for the purpose of funding the purchase of Stock pursuant to his or her Purchase Agreement. In the Purchase Agreement, each Participant shall authorize an after-tax payroll deduction from each payment of his compensation during a Purchase Period, of an amount not less than $10 per paycheck ($20 for any Participant on a monthly payroll period) and not more than 10% of such Participant's compensation. A Participant may change the deduction to any permissible level effective as of any Election Date. Such change shall be made by the Participant's filing with the Committee a notice in such form and at such time in advance of the date on which such change is to be effective as the Committee shall prescribe.

                 Sec. 4.06 Payment for Stock. The Purchase Price for all shares of Stock purchased by a Participant under the Plan shall be paid out of the Participant's authorized payroll deductions. All funds received or held by the Company under the Plan are general assets of the Company, free of any trust or other restriction, and may be used for any corporate purpose.

                 Sec. 4.07  Share Ownership; Issuance of Certificates.

                          (a)     The shares of Stock purchased by a
Participant on a Purchase Date shall, for all purposes, be deemed to have been issued and/or sold at the close of business on such Purchase Date. Prior to that time, none of the rights or privileges of a shareholder of the Company shall inure to the Participant with respect to such shares of Stock. All the shares of Stock purchased under the Plan shall be delivered by the Company in a manner as determined by the Committee.

                          (b)     The Committee, in its sole discretion, may
determine that the shares of Stock shall be delivered by the Company by (i) issuing and delivering to the Participant a certificate for the number of shares of Stock purchased by such Participant on a Purchase Date or during a calendar year or other period determined by the Committee, (ii) issuing and delivering a certificate or certificates for the number of shares of Stock purchased by all Participants on a Purchase Date or during a calendar year or other period determined by the Committee to a firm which is a member of the National Association of Securities Dealers, as selected by the Committee from time to time, which shares shall be maintained by such firm in separate brokerage accounts of each Participant, or (iii) issuing and delivering a certificate or certificates for the number of shares of Stock purchased by all Participants on a Purchase Date or during the calendar year or other period determined by the Committee to a bank or trust company or affiliate thereof, as selected by the Committee from time to time, which shares may be held by such bank or trust company or affiliate in "street name", but with separate accounts maintained by such entity for each Participant reflecting such Participant's whole share interests in the Stock. Each certificate or account, as the case may be, may be in the name of the Participant or, if he/she designates on the Participant's Purchase Agreement, in the Participant's name jointly with the Participant's spouse, with right of survivorship. A Participant who is a resident of a jurisdiction that does not recognize such joint tenancy may have a certificate or account in the Participant's name as tenant in common with the Participant's spouse, without right of survivorship. Such designation may be changed by filing notice thereof.

                          (c)     In addition to any restrictions or
limitations on the resale of Stock purchased under the Plan set forth in
Section 4.08 hereof or otherwise hereunder, the Committee, in its sole discretion, may impose such restrictions or limitations, as it shall determine, on the resale of Stock, the issuance of individual stock certificates or withdrawal from any shareholder accounts established for a Participant pursuant to the terms hereof.

                          (d)     Any dividends payable with respect to whole
or fractional shares of Stock credited to a shareholder account of a Participant established pursuant to Section 4.07(b) hereof will be reinvested in shares of Stock and credited to such Participant's account.

                 Sec. 4.08  Withdrawal of Shares or Resale of Stock.

                          (a)     A Participant may not sell any shares of
Stock purchased hereunder or withdraw his or her shares of Stock from any shareholder account established pursuant to Section 4.07(b) hereof prior to the first anniversary of the Purchase Date on which the shares were purchased. After the first anniversary of the Purchase Date for shares of Stock, the Participant may request a withdrawal of those shares or order the sale of those shares at any time by making a request in such form and at such time as the Committee shall prescribe.

                          (b)     Notwithstanding the foregoing, in the event a
Participant terminates his or her employment with all Employers or otherwise ceases to be an Eligible Employee, he or she shall receive a distribution of his or her shares of Stock held in any shareholder account established pursuant to Section 4.07(b), unless he or she elects to have such shares of Stock sold in accordance with such procedures as the Committee shall prescribe.

                          (c)     If a Participant is to receive a withdrawal
or distribution of shares of Stock, the withdrawal or distribution shall be paid in whole shares of Stock, with fractional shares paid in cash.

                                   ARTICLE V
                              Special Adjustments

                 Sec. 5.01 Shares Unavailable. If, on any Purchase Date, the aggregate funds available for the purchase of Stock would purchase a number of shares in excess of the number of shares of Stock then available for purchase under the Plan, the following events shall occur:

                          (a)      The number of shares of Stock that would
otherwise be purchased by each Participant shall be proportionately reduced on the Purchase Date in order to eliminate such excess; and

                          (b)      The Plan shall automatically terminate
immediately after the Purchase Date as of which the supply of available shares is exhausted.

                 Sec. 5.02 Anti-Dilution Provisions. The aggregate number of shares of Stock reserved for purchase under the Plan, as hereinabove provided, and the calculation of the Purchase Price per share may be appropriately adjusted to reflect any increase or decrease in the number of issued shares of Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend, or other increase or decrease in such shares, if effected without receipt of consideration by the Company. Any such adjustment shall be made by the Committee acting with the consent of, and subject to the approval of, the Board of Directors.

                 Sec. 5.03 Effect of Certain Transactions. Subject to any required action by the shareholders, if the Company shall be the surviving or resulting corporation in any merger or consolidation, any offering hereunder shall pertain to and apply to the shares of stock of the Company. However, in the event of a dissolution or liquidation of the Company, or of a merger or consolidation in which the Company is not the surviving or resulting corporation, the Plan and any offering hereunder shall terminate upon the effective date of such dissolution, liquidation, merger or consolidation, and the balance of any amounts withheld from the Participant's compensation, which had not by such time been applied to the purchase of stock shall be returned to the Participant.

                                   ARTICLE VI
                                 Miscellaneous.

                 Sec. 6.01 Non-Alienation. The right to purchase shares of Stock under the Plan is personal to the Participant, is exercisable only by the Participant during the Participant's lifetime except as hereinafter set forth, and may not be assigned or otherwise transferred by the Participant. Notwithstanding the foregoing, there shall be delivered to the executor, administrator or other personal representative of a deceased Participant such shares of Stock and such residual amounts as may remain to the Participant's credit from amounts withheld from the Participant's compensation as of the Purchase Date occurring at the close of the period in which the Participant's death occurs, including shares of Stock purchased as of that date or prior thereto with moneys withheld from the Participant's compensation.

                 Sec. 6.02 Administrative Costs. The Company shall pay all administrative expenses associated with the operation of the Plan.

                 Sec. 6.03 The Committee. The Board of Directors shall appoint a Committee, which shall have the authority and power to administer the Plan and to make, adopt, construe, and enforce rules and regulations not inconsistent with the provisions of the Plan. The Committee shall adopt and prescribe the contents of all forms required in connection with the administration of the Plan, including, but not limited to, the Purchase Agreement, payroll withholding authorizations, withdrawal documents, and all other notices required hereunder. The Committee shall have the fullest discretion permissible under law in the discharge of its duties. The Committee's interpretations and decisions in respect of the Plan, the rules and regulations pursuant to which it is operated, and the rights of Participants hereunder shall be final and conclusive.

                 Sec. 6.04 Amendment of the Plan. The Board of Directors may, at any time and from time to time, amend the Plan in any respect, except that no amendment may (1) increase the number of shares reserved for purposes of the Plan, and (2) allow any person who is not an Eligible Employee to become a Participant, without the approval of the shareholders of the Company.

                 Sec. 6.05 Expiration and Termination of the Plan. The Plan shall continue in effect for ten (10) years from the Effective Date, unless terminated prior thereto pursuant to the provisions of the Plan or pursuant to action by the Board of Directors, which shall have the right to terminate the Plan at any time without prior notice to any Participant and without liability to any Participant. Upon the expiration or termination of the Plan, the balance, if any, then standing to the credit of each Participant from amounts withheld from the Participant's compensation which had not, by such time, been applied to the purchase of Stock shall be refunded to the Participant.

                 Sec. 6.06 Repurchase of Stock. The Company shall not be required to purchase or repurchase from any Participant any of the shares of Stock that the Participant acquired under the Plan.

                 Sec. 6.07 Notice. A Purchase Agreement and any notice that a Participant files pursuant to the Plan shall be on the form prescribed by the Committee and shall be effective only when received by the Committee. Delivery of such forms may he made by hand or by certified mail, sent postage prepaid, to StaffMark, Inc. 302 East Millsap Road, Fayetteville, AR 72703 Attention:
Employee Stock Purchase Plan Administrator. Delivery by any other mechanism shall be deemed effective at the option and discretion of the Committee.

                 Sec. 6.08 Government Regulation. The Company's obligation to sell and to deliver the Stock under the Plan is at all times subject to all approvals of any governmental authority required in connection with the authorization, issuance, sale or delivery of such Stock.





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
                 Sec. 6.09 Headings, Captions, Gender. The headings and captions herein are for convenience of reference only and shall not be considered as part of the text. The masculine shall include the feminine, and vice versa.

                 Sec. 6.10 Severability of Provisions, Prevailing Law. The provisions of the Plan shall be deemed severable. In the event any such provision is determined to be unlawful or unenforceable by a court of competent jurisdiction or by reason of a change in an applicable statute, the Plan shall continue to exist as though such provision had never been included therein (or, in the case of a change in an applicable statute, had been deleted as of the date of such change). The Plan shall be governed by the laws of the State of Delaware to the extent such laws are not in conflict with, or superseded by, federal law.





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